Exhibit 1.9

                              MANAGEMENT AGREEMENT

            AGREEMENT made as of March 7, 1997, by and between Natural Wonders, Inc., a Delaware corporation ("Natural Wonders"), and What A World!, Inc., a Delaware corporation ("WAW").

            WHEREAS, the parties hereto have entered into an asset purchase agreement of even date herewith (the "Purchase Agreement"), pursuant to which Natural Wonders has agreed to purchase the Assets as of March 10, 1997 (the "Effective Date");

            WHEREAS, the Closing of the Purchase Agreement will not take place on the date hereof; and

            WHEREAS, WAW desires to engage, from the Effective Date until the Closing, Natural Wonders to operate and manage WAW's specialty gift retail business which involves the sale primarily of nature and science related products at the locations ("WAW Locations") heretofore operated by WAW (the "Business"), subject to the terms and conditions hereof.

            NOW THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein, the parties hereto mutually agree as follows:

            1. Definitions. Unless the context requires otherwise, or unless specified herein to the contrary, all capitalized terms used in this Agreement without definition shall have the respective meanings provided therefor in the Purchase Agreement.

            2. Services To Be Rendered. (a) Subject to the terms and conditions hereof, WAW hereby engages Natural Wonders to operate the Business consistent with the past practice of Natural Wonders.

                  (b) Natural Wonders shall fund all costs, expenses and liabilities referred to on Annex A which relate to the operation of the Business at the WAW locations (excluding corporate overhead costs, expenses and liabilities associated with the operation of WAW's home office/warehouse facility) during the term hereof (the "Operating Expenses"), it being agreed that Natural Wonders shall not be responsible for any costs, expenses and liabilities which relate to the operation of the Business by WAW prior to the Effective Date. Natural Wonders shall, as needed and on a continuing basis during the term hereof, procure requisite inventories and provide managerial advice, direction and services to WAW store and home office personnel. Inventories shall, unless otherwise agreed by the parties, be supplied to WAW
(A) on a C.O.D. basis, provided Natural Wonders provides the cash in payment therefor at or before the time payment is due, or (B) on a consignment basis.

                  (c) The parties agree that the Business shall be operated in the ordinary course during the term hereof.

            3. Management Fee. (a) Subject to the terms hereof, the parties hereby agree that Natural Wonders shall be entitled to a fee (the "Management Fee") equal to all gross operating revenues recognized and/or received ("Operating Revenues") in respect of the operation of the Business from and after the Effective Date through the date of termination of this Agreement.

                  (b) Natural Wonders shall open a bank account for the purpose of receiving (i) cash generated from operations during the term hereof and (ii) to the extent that Operating Revenues exceed Operating Expenses, the Management Fee. WAW shall, on a weekly basis, during the term hereof provide to Natural Wonders information regarding Operating Expenses to be paid during the then-current week ("Weekly Reports") and Natural Wonders shall, within two days after receipt of each Weekly Report, wire transfer to WAW such amounts which would enable WAW to make such Operating Expense payments, it being agreed that any cash from credit card sales during the term hereof shall be retained by WAW hereunder and shall be applied by WAW against Operating Expense payments (and the Weekly Reports shall include information regarding the amount of such credit card receipts in the prior week). WAW shall include in each Weekly Report evidence of payment of Operating Expenses during the prior week.

            4. Trademarks, Etc. Natural Wonders acknowledges that no rights in or to any of the trademarks, trade names or labels ("Trademarks") of WAW of any kind shall accrue to it by virtue of the performance of the activities contemplated by this Agreement; provided, however, that during the term of this Agreement, Natural Wonders shall have a royalty-free license to use the Trademarks in respect of operation of the

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Business at the WAW Locations. WAW also agrees that if Natural Wonders desires to use other trademarks in the Business during the term of this Agreement, such use is acceptable to WAW provided that such use does not violate the terms of any lease or other agreement to which WAW is a party. It is acknowledged and agreed that during the term hereof Natural Wonders' branded merchandise may be marketed and sold at the WAW Locations, subject to the proviso in the immediately preceding sentence.

            5. WAW Management Personnel. WAW agrees that, during the term hereof, it shall maintain its home office/warehouse facility and shall provide the services of Brian Lappin and Michelle Van Gelder, or such two other employees of WAW as the parties may mutually agree upon, to dedicate a substantial portion of their business time and attention to providing services by WAW hereunder.

            6. Term of Agreement. This Agreement shall be effective as of the Effective Date, and shall terminate upon the earlier of the Closing Date or the Final Closing Date. The termination of this Agreement shall not affect any of the parties' rights and obligations hereunder arising prior to the date of such termination. Notwithstanding anything to the contrary herein, the parties shall have the right to terminate this Agreement in accordance with the provisions of
Section 7 hereof.

            7. Events of Default. Upon the occurrence of any of the following events, in addition to all other remedies at law or in equity that a party may possess, such party may declare this Agreement terminated:

                        (i) default in the performance of any material term of this Agreement or the Purchase Agreement by the other party (the "Other Party") and the failure to cure the same within five (5) days after written notice to the Other Party specifying such default and demanding that the same be remedied;

                        (ii) in the event the Other Party shall admit in writing its inability to pay its debts generally as they become due, call a meeting of its creditors, file a petition for relief under any bankruptcy laws or any amended or successor statute, or any other applicable law, statute or regulation, or take advantage of any insolvency law, statute or regulation, or a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or a substantial part of its property; file a petition or answer seeking reorganization or arrangements of similar relief under the bankruptcy laws or under any other applicable law, statute or regulation of the United States or of any state thereof; or

                        (iii) in the event the Other Party shall be named as a debtor in an order for relief under any bankruptcy laws, statutes or regulations or any amended or successor law, statute or regulation or a court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver, trustee, liquidator or conservator of the Other Party or of the whole or a substantial part of its properties or approve a petition filed against the Other Party seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any applicable law or statute of the United States or any state thereof; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Other Party or of the whole or a substantial part of its properties; or if there is commenced against the Other Party any proceeding for any of the foregoing relief or if a petition relating to any insolvency statute is filed against the Other Party and such proceeding or petition remains undismissed for a period of thirty (30) days; or if the Other Party by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition.

            8. Failure to Consummate Purchase Agreement. Subject to the terms hereof, in the event the Closing does not occur by May 31, 1997 due to the failure of WAW to satisfy the closing conditions set forth in Section 4 of the Purchase Agreement by such date, (a) Natural Wonders shall be entitled to retain its fee hereunder relating to the period ending on the date of termination; (b) WAW shall reimburse, within seven (7) days after the date of termination, Natural Wonders to the extent of the excess of, if any, of Operating Expenses funded by Natural Wonders hereunder above Operating Revenues during the term of this Agreement; and (c) to the extent not covered by (b) above, WAW shall, within seven (7) days after the date of termination, reimburse Natural Wonders for its reasonable, documented out-of-pocket expenses, including without limitation legal, accounting and other advisory fees and expenses, salaries (up to a maximum of $25,000 in aggregate salaries) and travel costs, related to the transactions contemplated by the Purchase Agreement and this Agreement (excluding executive salaries and, except for reimbursable salaries referred to above, corporate office overhead). WAW shall have no obligation to (i) pay for inventory purchased or committed to purchase by Natural Wonders or (ii) reimburse Natural Wonders for any expenses not constituting Operating Expenses. In addition, if the Closing does not occur, Natural Wonders shall ensure that WAW has on hand, in the WAW Locations, inventories of current, saleable merchandise in an aggregate amount of at least $700,000. WAW shall have no obligation to pay Natural Wonders for inventories in excess of $700,000 in the event the Closing does not occur. Natural Wonders shall incur no capital expenditures


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

without WAW's consent. In the event the Closing does not occur in accordance with the Purchase Agreement and Natural Wonders shall have made capital expenditures which were not approved by WAW, then Natural Wonders shall be entitled to retain ownership of any assets acquired through any such capital expenditures.

            9. Independent Contractor. Natural Wonders shall act as, and shall be deemed to be, an independent contractor hereunder. Nothing contained in this Agreement shall be construed to place the parties in a relationship as partners, joint venturers or employer and employee. Neither party shall have any authority to act or purport to act as the other party's agent or legally empowered representative for any purpose whatsoever, except as expressly set forth herein.

            10. Insurance. WAW shall continue to keep in force and effect during the term hereof all insurance heretofore maintained by WAW involving the operation of the Business and listed on Schedule 2.17 to the Purchase Agreement, subject to the obligation of Natural Wonders to provide funds hereunder for the payment of premiums on all such insurance constituting Operating Expenses. It is the intention of the parties that WAW shall reimburse Natural Wonders for any premiums paid or funded by Natural Wonders for any period prior to the Effective Date.

            11. Indemnification. (a) WAW shall indemnify and hold harmless Natural Wonders, and its officers, directors and employees, from and against any and all losses, costs, expenses, liabilities, claims, damages and judgments of every nature, including the cost of investigation and defense thereof and reasonable attorneys' fees ("Damages") which arise out of or are based upon the operation of the Business during the term hereof unless such Damages resulted from Natural Wonders' gross negligence or willful misconduct hereunder or otherwise.

                  (b) Natural Wonders shall indemnify and hold harmless WAW, and its officers, directors and employees, from and against any and all Damages which arise out of or are based upon Natural Wonders' gross negligence or willful misconduct hereunder or otherwise.

            12. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and sent in accordance with the terms of the Purchase Agreement.

            13. Entire Agreement, Amendments, Etc. This Agreement supersedes and terminates any and all prior existing agreements between the parties hereto relating to the subject matter hereof and constitutes the complete understanding between the parties hereto. No alteration, amendment, or modification of any of the terms and provisions of this Agreement shall be valid unless made pursuant to an instrument in writing signed by a duly authorized representative of the parties hereto. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

            14. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions of this Agreement shall be unaffected thereby.

            15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

            16. Headings. The headings of the paragraphs hereof are inserted for reference purposes only, and shall not be construed as part of this Agreement.


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

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                             NATURAL WONDERS, INC.


                                             By: /s/ Michael J. Waide
                                                -------------------------------
                                                Name:  Michael J. Waide
                                                Title: Senior Vice President,
                                                       Finance and Chief
                                                       Financial Officer


                                             WHAT A WORLD!, INC.


                                             By: /s/ David F. Miller
                                                -------------------------------
                                                Name:  David F. Miller
                                                Title: President


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

                                     Annex A

Natural Wonders shall fund all of the following costs, expenses and liabilities referred to below which relate to the operation of the Business at the WAW Locations (excluding costs, expenses and liabilities associated with the operation of WAW's home office/warehouse facility) during the term of the foregoing Agreement (it being agreed that Natural Wonders shall not be responsible for any costs, expenses and liabilities which relate to the operation of the Business by WAW prior to the Effective Date):

-   Inventories
- Costs and expenses associated with personnel, including without limitation, salaries, workers' compensation, employee and dependent health insurance (consistent with present Natural Wonders' personnel practices), and unemployment insurance (all such insurance being referred to on Schedule
    2.17 to the Purchase Agreement), and payroll service costs
- Costs and expenses incurred pursuant to or in connection with the Store Leases, including rent, common area maintenance, trash pick up and similar expenses
- Taxes, including without limitation sales tax, real estate and rental tax, FICA, FUTA, Social Security and Medicare
- Insurance (commercial real and personal property; commercial business income; commercial crime insurance; commercial general liability; commercial umbrella liability)
- Utilities, including electric and telephone (including local and long distance charges)
-   Supplies
-   Bank card/transaction fees
-   Banking fees
-   Check guaranty services
-   License and permit costs
-   Merchant association dues
-   Postage/shipping
-   Common area maintenance, trash pick-up and similar expenses
-   Store manager travel and entertainment
-   Advertising costs


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